Exhibit 99.7

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

OF

BW INDUSTRIAL HOLDINGS INC.

This Nominating and Corporate Governance Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of BW Industrial Holdings Inc., a Delaware company (the “Company”), on [ ], and shall become effective upon the effectiveness of the Company’s registration statement on Form S-1 relating to the Company’s initial public offering.

I.	Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to assist the Board in discharging the Board’s responsibilities regarding:

1. identification and recommendation of qualified director nominees to be elected at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

2. identification and recommendation of qualified candidates to fill any vacancies on the Board;

3. annual review of the composition of the Board in light of the characteristics of independence, qualification, experience and availability of the Board members;

4. oversight of the evaluation of the Board; and

5. monitoring of compliance with the Company’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of the Company’s internal rules and procedures to ensure compliance with applicable laws and regulations.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s Articles of Incorporation, as amended from time to time (the “Articles”). The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise may be exercised and carried out by the Committee as it deems appropriate without Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee has and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

II.	Membership

The Committee shall be comprised of three or more members of the Board, as determined by the Board, each of whom has experience, in the business judgment of the Board, that would be helpful in addressing the matters delegated to the Committee. In addition, at least a majority of the members of the Committee shall satisfy the independence requirements of Section 803(A)(2) of the NYSE American Company Guide within the 90-day period after the effectiveness of the Company’s registration statement on Form S-1 relating to the Company’s initial public offering (the “Effective Time”), and all of the members of the Committee shall satisfy the independence requirements of Section 803(A)(2) of the NYSE American Company Guide beginning from the first anniversary of the Effective Time.

The members of the Committee, including the chairperson of the Committee (the “Chair”), shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

III.	Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Articles that are applicable to the Committee.

The Committee shall meet on a regularly scheduled basis, at least once per year and more frequently as and when the Committee deems necessary or desirable. A meeting of the Committee may be conducted in person or via telephone conference where every meeting participant can hear each other. Except as required by law, all matters shall be approved by a simple majority of all the Committee members.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, or any other person whose presence the Committee believes to be desirable and appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any persons, including any non-management director, who is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors that the Committee believes to be desirable and appropriate. The Committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

The Chair shall report to the Board regarding the activities of the Committee at appropriate times and as otherwise requested by the Chairman of the Board.

IV.	Duties and Responsibilities

1. (a) At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected or reelected, the Committee shall recommend to the Board for nomination by the Board such candidates as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

(b) At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Committee shall recommend to the Board for appointment by the Board to fill such vacancy, such candidate as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

2. The Committee shall annually review the performance of each incumbent director and shall consider the results of such evaluation when determining whether or not to recommend the nomination of such director for an additional term.

3. The Committee shall oversee the Board in the Board’s annual review of its own performance and the performance of management, and will make appropriate recommendations to improve performance.

4. The Committee shall consider, prepare and recommend to the Board such policies and procedures with respect to corporate governance matters as may be required or required to be disclosed pursuant to any rules promulgated by the Securities and Exchange Commission or otherwise considered to be desirable and appropriate in the discretion of the Committee.

5. The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide the Board with any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

6. The Committee shall periodically report to the Board on its findings and actions.

7. The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

V.	Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, to the extent consistent with the Articles and applicable law and rules of the markets in which the Company’s securities then trade.